NEWS RELEASE

Hollywood Entertainment Corporation
Announces Third Quarter Same Store Sales

PORTLAND, OR, October 1, 2004 - Hollywood Entertainment
Corporation (Nasdaq: HLYW) today announced that same store sales from rental product for the third quarter of 2004 are anticipated to be approximately negative 8%. The Company's total same store sales for the third quarter of 2004, including Game Crazy, are anticipated to be approximately negative 3%. The Company anticipates reporting its complete results of operations on or before October 21, 2004.

The Company also provided the following update regarding the merger agreement dated March 28, 2004 among the Company and affiliates of Leonard Green & Partners, L.P. ("LGP"). As reported in the Company's press release of August 6, 2004, LGP informed the Company that LGP believed the financing condition to the completion of the merger would not be satisfied. In response, among other things, the Special Committee engaged in discussions with LGP regarding possible amendments to the merger agreement, including a proposal by LGP to reduce the merger consideration and thus the amount of required financing. Although these discussions continue, they have not resulted in an amended merger agreement.

Final same store sales figures are subject to quarter-end closing adjustment and therefore may differ from the numbers presented in this press release.


Contact:  Investor Relations, 503-570-1950